EXHIBIT L
POWER OF ATTORNEY
We, Clayburn Development Inc., an International Business Company incorporated under the laws of the British Virgin Islands with company number IBC NO. 394608 (the “Company”), hereby appoint Mr. Sergey Gorskiy, holder of passport series 60 No. 4536009, issued by RUVD 675 on April 30, 2003, residing at Kostas D. Pitsillidi, HAWAII SUNTAN COMPLEX BLOCK 1, Flat/Office 45, Agios Athanasios, P.C. 4103, Limassol, Cyprus to be our true and lawful attorney (the “Attorney”) and in our name and on our behalf to vote at the meetings of Smart Hydrogen Inc. (the “Subsidiary Company”) and otherwise exercise all rights of the Company in relation to the Subsidiary Company.
The execution by the Attorney of a document and the doing of any such other acts or things related to the exercise of the Company’s rights as a shareholder in the Subsidiary Company, as the Attorney may in its’ absolute discretion deem appropriate, shall be conclusive evidence that the Attorney deems the amendments, alterations, actions or things referred to above or in this paragraph to be appropriate, necessary or expedient.
We hereby irrevocably undertake at all times to ratify all acts or things the Attorney shall do or purport to do pursuant to this power of attorney.
The Company also confirms authority of the Attorney to have signed on behalf of the Company a Non-Disclosure Agreement with Plug Power Inc., a Delaware corporation (as “Disclosing Party”) and the Subsidiary, the Company, Branton Limited, a company organized under the laws of the Commonwealth of the Bahamas and ZAO Interros Holding Company a company organized under the laws of the Russian Federation dated 19 January 2006 (as “Receiving Parties”).
This Power of Attorney shall constitute an instrument in writing for the purposes of section 72(1) of the International Business Companies Act (Cap 291).
This power of attorney shall be governed by British Virgin Islands law.
As witness the hand of a duly authorised director on behalf of the Company this 16th day of February, 2006.

Executed for and on behalf of	)
CLAYBURN DEVELOPMENT INC.	)
by the signature of its duly	)
authorised directors	)

/s/ Pasqual Siegfried
Mr. Pasqual Siegfried, Director